Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Corporación Inmobiliaria Vesta, S.A.B. de C.V.
(Exact Name of Registrant as Specified in its
Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share (2)(3)	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, no par value, represented by American depositary shares, or “ADSs” (1)(2)	457(c)	40,000,000	$3.62	$144,800,000	0.00014760	$21,372.48
	Total Offering Amounts					$144,800,000		$21,372.48
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$21,372.48

(1)
American depositary shares issuable upon deposit of common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-272542). Each American depositary share represents ten common shares.

(2)
Includes common shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the ADSs (each ADS representing ten common shares) as reported on the New York Stock Exchange on December 4, 2023.